                                                                EXHIBIT 10.45

                      AMENDED AND RESTATED 1989 FARMING CONTRACT

          This 1989 Farming Contract (this "Contract"), as amended and restated as of January 1, 1998, is entered into on the date set forth below by and among Mauna Loa Macadamia Partners, L.P., a Delaware limited partnership ("Owner"), Ka'u Agribusiness Co., Inc., a Hawaii corporation ("Ka'u") and Mauna Kea Agribusiness Co., Inc., a Hawaii corporation ("Mauna Kea") (each a "Manager" and collectively, the "Managers").

                                   R E C I T A L S:

          WHEREAS, Owner is legal and beneficial owner or lessee of approximately 1,260 tree acres of macadamia orchard properties located on the island of Hawaii (the "New Orchards") consisting of approximately 714 tree acres of macadamia orchard properties located in the Ka'u area of the island (the "New Ka'u Orchards"), approximately 326 tree acres of macadamia orchard properties located in the Mauna Kea area of the island (the "New Mauna Kea Orchards"), and approximately 220 tree acres of macadamia orchard properties located in the Keaau area of the island (the "New Keaau Orchards"), as more fully described in Schedule A attached hereto;

          WHEREAS, the Managers are experienced and capable in all aspects of the business of farming and harvesting macadamia nuts;

          WHEREAS, Owner desires to engage the expert services of the Managers to farm, harvest and husk macadamia nuts at the New Orchards, and the Managers desire to perform such services for Owner as provided herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties agree as follows:

          1. TERM. This Contract shall be deemed to have commenced for all purposes as of October 1, 1989 and shall continue in full force and effect until June 30, 2019, unless terminated earlier as provided herein. At the end of the stated term of this Contract, the parties agree to negotiate in good faith with a view toward extending this Contract on terms and conditions that are agreeable to such parties at that time. This Contract may also be terminated as provided in Section 7.

          2.   FARMING SERVICES.

               a. The Managers will perform all farming services that shall be necessary or desirable from time to time in order to provide for the economical growth and yield of the New Orchards in accordance with proven and sound agricultural practices, it being understood and agreed that the obligations and duties to provide farming services, personnel, equipment and the representations and warranties specified in this Section 2, Section 3 and Section 8 shall apply to Ka'u only with respect to the Keaau and Ka'u Orchards and shall apply to Mauna Kea only with respect to the Mauna Kea Orchards. The Managers will perform such services to the best of their skills and abilities, and in a manner consistent with the practices employed by them in the planting, cultivation and harvesting of other macadamia orchards under their management and control. Owner acknowledges that Managers make no guarantee as to the future yields from the New Orchards, and Owner recognizes and assumes the agricultural risks associated with the cultivation and harvesting of macadamia nuts, and the natural risks in the areas (but specifically excluding the environmental risks specified in Section 8), including but not limited to wind, rain, hurricane and volcanic risks.

               b. Without limiting the generality of the foregoing description of its services, the Managers will perform the following services: The Managers will provide and maintain all necessary or desirable windbreak trees and replacement macadamia trees; the Managers will perform all necessary or desirable cultivation, weed and pest control, irrigation, fertilization, pruning and hedging, replanting, disposal, and related services; the Managers will harvest, transport and husk the nuts from the New Orchards in accordance with proven and sound harvesting practices; and the Managers will deliver the harvested nuts to the processing plant designated by Owner. All of these services will be performed at Owner's expense as set forth herein.

               c. The Managers will provide such centralized office and other support services and facilities as may be necessary or appropriate in order to provide adequate support for all field operations hereunder, including but not limited to staff management, accounting, purchasing, industrial relations, and engineering, agricultural, garage and warehouse services and facilities.

               d. The Managers will keep the New Orchards planted with macadamia and appropriate windbreak trees during the entire term of this Contract, and will provide such replacement trees as may be necessary from time to time due to tree damage, illness or mortality. Owner recognizes that, due to unpredictable climatic conditions and agricultural and natural risks, the amount of future tree damage, illness and mortality is uncertain and the Managers give no warranties or guaranties whatsoever concerning the future rates thereof. Replacement trees will be grafted trees of recommended commercial varieties and will be ready for field planting. The cost of replacement trees will be charged to Owner as a direct cost pursuant to Section 5(a) without mark-up over the respective Manager's internal cost; no charge will be made for replacement trees if replanting is required because of a Manager's negligence.


                                          2.

          3.   PERSONNEL AND EQUIPMENT.

               a. The Managers shall employ, train and supervise all such personnel as shall be necessary or desirable for the efficient farming, harvesting and husking of macadamia nuts in the New Orchards as described herein. The Managers may subcontract to others any portion of the work required hereunder if such work would normally be subcontracted on similar terms. Owner shall have no obligation to any party under any subcontract but shall expressly be made a third-party beneficiary of each and every subcontract. The Managers shall at all times remain primarily responsible for the satisfactory performance of all work and services and may not transfer or assign such responsibility without the prior written consent of Owner, except as provided in paragraph 12 below.

               b. The Managers shall comply with all requirements of federal and state law with respect to the employment of personnel, including but not limited to all insurance coverages required under workers' compensation laws. The Managers hereby indemnify and agree to hold Owner harmless from and against any and all claims, obligations, liabilities or demands with respect to and arising out of the performance of the Managers' obligations under this Contract and the employment of the Managers' personnel and agents at the New Orchards.

          4.   ACCOUNTING AND REPORTS.

               a. Each Manager shall keep full and accurate records and accounts in accordance with generally accepted accounting principles showing all costs, advances, payments, expenditures and liabilities, and all other information and data which shall be necessary for the computation of the fees to be paid by Owner hereunder. Each Manager will provide Owner with any and all financial or other information relating to this Contract that Owner shall reasonably request from time to time. To the extent that information is provided to Owner hereunder and is not otherwise in the public domain, Owner agrees to keep such information confidential and not to disclose the same to any person, except as may be required by law or in connection with any litigation between any Manager and Owner. Owner agrees to return to each Manager any copies of trade secrets, proprietary market share information or test marketing results within a reasonable time after such information is provided to Owner. Owner will have the right to inspect the books and records of each Manager, insofar as they relate to any dealings with or interest of Owner, at any time during normal business hours.

               b. In order to assist Owner in its financial planning, each Manager will provide Owner with an estimated operating cost budget for each calendar year with respect to such portion of the New Orchards for which such Manager is responsible as described in Section 2. As soon as practicable after the end of each calendar month, each Manager will provide a cost statement to Owner describing all costs incurred during such month with respect


                                          3.

to such portion of the New Orchards for which such Manager is responsible as described in Section 2.

               c. As soon as practicable after the end of each calendar year, each Manager will provide a written report to Owner describing in reasonable detail its conduct of operations during such year at the portion of the New Orchards for which it is responsible and any material plans or developments with respect to the next year for such portion of the New Orchards. Each annual report shall also include a statement, certified by such Manager's regular independent auditors, which shall fairly reflect such Manager's method of determining Owner's costs for such preceding calendar year and shall report the actual Manager's Costs (as defined below) which were incurred for the preceding calendar year by such Manager. The report shall also include a statement of all monthly adjustments made to reimbursement payments pursuant to Section 5(b) and the balance outstanding at the end of the year.

               d. The statement referred to in (c) above with respect to Manager's Costs for any calendar year shall be conclusive and binding unless the conflicts committee ("Conflicts Committee") of the Board of Directors of Mauna Loa Resources Inc. ("MLR"), the managing general partner of Owner, or any successor managing general partner of Owner, shall object thereto within 120 days after receiving a Manager's annual report containing such statement. Owner shall have the right to engage a certified public accounting firm of its selection to review the Manager's Costs of each Manager, and the right to assert claims based on such review at any time during such 120-day period. If such review and assertion shall result in a downward adjustment of Manager's Costs of each Manager by an amount in excess of 5% of the initial computation thereof, such Manager shall promptly reimburse Owner for all of its expenses incurred in connection with the engagement of such accounting firm and the assertion of such claim relating to such Manager.

          5.   REIMBURSEMENT OF EACH MANAGER'S COSTS; FARMING FEE.

               a.    (i)      Owner will reimburse each Manager on a quarterly
basis consistent with such Manager's quarterly accounting periods for the Manager's Costs attributable to such Manager. Payment with respect to each quarter will be made within 30 days after billing date. In the event that any payment hereunder is not made within 30 days after it becomes due, the unpaid amount shall thereafter bear interest at the Bank of Hawaii prime rate (but not to exceed the highest rate permitted by the usury laws of the State of Hawaii).

                    (ii) The term "Manager's Costs" shall not include any capital expenditures or any other costs or expenses which are stated in this Contract to be payable by a Manager, nor shall it include any costs which Manager may incur in order to repair any damage


                                          4.

caused by its own negligence or required as a result of the representations and warranties made in Section 8. The term "Manager's Costs" shall include, to the extent that they are actually incurred by each Manager during the relevant year in connection with specific services or work necessary or desirable under this Contract, direct costs of the Manager for labor, equipment use, materials and contract services received. The term "Manager's Costs" shall also include overhead costs allocated to operations at the New Orchards including, but not limited to, employee fringe benefits, administrative overhead and general field costs of such Manager such as salaries, expendable tools and supplies, agricultural research, building and equipment depreciation and repair, and insurance. The term "Manager's Costs" shall also include the costs to a Manager of husking Owner's macadamia nuts produced at the New Orchards and a capital utilization charge of 9% of such Manager's net book value of farming, harvesting and husking equipment used in the operations of the New Orchards, prorated to adjust for any use of such equipment otherwise than for Owner. The net book value of a Manager's farming, harvesting and husking equipment shall be the historical costs of such equipment less accumulated depreciation and amortization (exclusive of any effect of "push down" accounting) resulting from changes in the ownership of such Manager, its parent company or any other affiliate of such Manager. Further, the "Manager's Costs" shall be based on the Manager's historical cost exclusive of the effects of such push down accounting. Each Manager's administrative overhead costs consists of such costs related to services provided to the macadamia farming operations by such Manager's corporate staff including, but not limited to, managerial and administrative personnel, industrial relations department, accounting department, industrial engineering department, warehouse personnel, draftsman, production superintendent, electrical superintendent, factory superintendent and maintenance superintendent. Each Manager's overhead costs shall also include a proportionate share of service charges allocated to such Manager by C. Brewer and Company, Limited ("C. Brewer"), computed on a basis consistent with prior years and consistent with the service charges levied on all other subsidiaries of C. Brewer. Schedule B sets forth a list of direct and overhead cost centers which comprise the "Manager's Costs," and procedures for allocating overhead costs and computing equipment capital recovery costs.

                    (iii) In addition to the reimbursement of each Manager's Costs, Owner shall pay to the Managers on February 15 of each calendar year a farming fee ("Farming Fee") of two and one-half (2.5%) of Owner's Gross Profit from Farming Operations (as defined below) attributable to the New Orchards for the immediately preceding calendar year, it being understood and agreed that (A) the Managers will determine for each calendar year the manner in which the Farming Fee for such year will be allocated among the Managers, and (B) Owner shall pay each Manager its allocated portion of the Farming Fee for a particular year in accordance with a written instruction provided to Owner by the Managers, which instruction shall be executed by each of the Managers. For purposes of this Contract, "Gross Profit from Farming Operations" shall have the meaning set forth for that term in the Schedule C attached hereto.


                                          5.

                    (iv) For purposes of this Contract, all payments made by Owner to the Managers, including but not limited to the reimbursement of Manager's Costs, the Farming Fees and other fees, shall be increased by the amount of any applicable Hawaii general excise tax which the Managers are obligated to pay by reason of such payments.

               b. Unless otherwise provided to the contrary herein, in the event that any adjustment is made in any amount paid hereunder, whether as a result of revised estimates, audited figures or otherwise, an appropriate credit or charge shall be included in the next succeeding reimbursement payment, but no additional current payments need be made by either party.

          6.   OWNERSHIP OF LAND.

               a. Except as specifically provided herein with regard to the obligations contained herein, the Managers will not be obligated or liable for matters that are customarily the responsibility of a landowner including, but not limited to, payment of taxes and assessments, insurance against liabilities and compliance with laws, ordinances and governmental regulations relating to the ownership of leasing of land but specifically excluding those laws, ordinances and governmental regulations, permits and approvals set forth in
Section 8 hereof. When requested by Owner, each Manager shall cooperate with Owner in the making of any surveys, the processing of any tax appeals and the procurement of any permits, licenses, insurance coverages and other items which are necessary or desirable for Owner's proper and lawful ownership, lease or use of the New Orchards.

               b. Owner, with the assistance of the Managers but at Owner's expense, will procure and maintain insurance with respect to the trees in the New Orchards, so long as such insurance is available at commercially reasonable rates, against the following named perils: fire, lightning and windstorm.

          7.   TERMINATION.

               a. The parties may terminate this Contract at any time by mutual agreement in writing. In the event that any party shall be in default (as defined below), the non-defaulting party may terminate this Contract at any time by delivering written notice of such termination to the defaulting party. In addition, Managers may terminate this Contract upon 30 days' prior written notice to Owner in the event that MLR is replaced as the managing general partner of Owner with a person or entity not affiliated with MLR. It is expressly agreed, however, that this Contract will remain in full force and effect after and notwithstanding the voluntary withdrawal of MLR as managing general partner of Owner, and whether a substitute general partner succeeds to its obligations or not. Unless terminated earlier, this Contract shall terminate at the close of business on June 30, 2019.


                                          6.

               b. A party shall be in "default" under this Contract in the event that (i) it is in default under the 1989 Nut Purchase Contract; (ii) files any voluntary proceeding for dissolution or under any federal or state bankruptcy, insolvency, receivership or similar law; (iii) any such proceeding is commenced against it involuntarily and is not dismissed within 60 days;
(iv) it makes any composition with or assignment for the benefit of its creditors; (v) it enters into any corporate reorganization or acquisition without making adequate provision for the performance of its obligations under this Contract; (vi) it fails to perform any of its obligations under this Contract and it fails to correct such non-performance within 30 days after written demand for performance is made by the other party; or (vii) regardless of whether written demand for performance pursuant to Section (vi) above is made, it repeatedly fails to perform its obligations under this Contract.

               c. In the event of the destruction of any part or all of the New Orchards, Owner shall restore the destroyed property to its initial condition if such restoration can be performed from the proceeds of property insurance payments received by Owner. If such restoration is not performed, this Contract shall terminate as to the destroyed property only. In the event any part or all of the New Orchards is condemned, this Contract shall terminate as to the condemned property only.

          8. REPRESENTATIONS AND WARRANTIES; INDEMNITY. Managers represent, covenant and warrant that (i) since the Managers (or the Managers' predecessors in interest) began farming each respective parcel of land comprising the New Orchards, the Managers have performed, and will, from and after the date hereof, perform all farming and harvesting services with respect to the New Orchards as specified in Section 2 of this Contract in compliance with all governmental laws, ordinances, regulations, permits and approvals applicable to Hawaii farm land; (ii) Managers have not released any hazardous substances onto or under the New Orchards or any adjoining properties in violation of the Regulations (as defined below); (iii) to the best of Manager's knowledge as of the date of this Contract, there are no hazardous substances on or beneath the soil surface of the New Orchards or any adjoining properties; and (iv) there are no underground storage tanks located on the New Orchards. As used herein, the term "hazardous substances" shall include all substances defined as such or as "hazardous materials", "hazardous chemicals" or "hazardous wastes" (or any broader definition of any of such terms that is used by a state or local authority which has jurisdiction over the New Orchards) by Federal and Hawaii law. Managers hereby represent, covenant and warrant to Owner that Managers have not received any notice: (a) from any governmental agency or entity, including, but not limited to, the Hawaii State Department of Health, Hawaii State Office of Environmental Quality Control, Hawaii State Board of Land and Natural Resources, Hawaii Board of Agriculture, the Regional Water Quality Control Board, or the U.S. Environmental Protection Agency, proposing, suggesting or threatening remedial action or alleging a violation of any applicable governmental laws, ordinances, regulations, permits or approvals ("Regulations") including any Regulations


                                          7.

relating, directly or indirectly, to the physical or environmental condition of the New Orchards, or any adjoining properties or (b) from any former owner, former farming manager, lienholder of former or present tenant or other use of the New Orchards alleging a specific instance or condition of hazardous substances on or beneath the soil surface of the New Orchards or any adjoining properties and seeking indemnification therefor. Managers shall defend, indemnify, protect and hold Owner harmless from and against any and all losses, damages (whether actual, punitive or otherwise), liabilities, actions, causes of action (whether legal, equitable or administrative), claims, judgments, costs and expenses (including attorneys' fees and disbursements, and court costs) which Owner may suffer or incur as a direct or indirect consequence of any breach or inaccuracy of the foregoing representations, covenants and warranties or the presence of any "hazardous substances" on or beneath the soil surface of the New Orchards, or any adjoining properties owned by Managers as of the effective date of this Contract. Owner's rights of indemnity shall not be directly or indirectly limited, prejudiced, impaired, or eliminated in any way by any finding or allegation that Owner's conduct is active, passive or subject to any other classification due to Manager's capacity as agent for Owner in connection with the macadamia nut farming operations under this Contract. Managers shall employ counsel reasonably satisfactory to Owner, at Managers' sole cost and expense, to prosecute, negotiate and defend any such claim, action or cause of action. Owner shall have the right at Manager's cost and expense to monitor the defense of any such claim, action or cause of action including, upon ten (10) days' written notice to Managers stating the reasons therefor and in Owner's reasonable discretion, the hiring of co-counsel, and Managers shall cooperate in all reasonable respects in connection therewith. Owner shall further have the right, power and authority to compromise or settle any such claim, action, or cause of action without admitting actual liability subject to the prior written approval of Managers, which approval shall not be unreasonably withheld and which will be provided within 30 days after Manager's receipt of all documents evidencing such settlement or compromise. If Manager disapproves any proposed settlement during such time period, Manager shall specify the reasons for such disapproval in writing. Managers shall pay any indebtedness arising under said indemnity to Owner at the time Owner shall be required to pay such amount to a third party, together with interest from such date at the rate equal to the Bank of Hawaii prime rate (but not to exceed the highest rate permitted by the usury laws of the State of Hawaii). This Section 8 shall survive termination of this Contract.

          9.   NOTICE.

               a. For convenience of operation hereunder, Owner and each Manager shall designate a representative to serve as the channel of communication for delivering information to and securing necessary action by its principals. Any party may change its representative from time to time by delivering written notice of such change to the other party. Until further notice is given, each party's representative shall be the person listed in the notice address below.


                                          8.

               b. Any and all notices, demands, or other communications (collectively, "notice") required or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or its authorized representative at the addresses set forth below, if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if sent by telex.

          Owner:    Mauna Loa Macadamia Partners, L.P.
                    c/o Mauna Loa Resources Inc.
                    P. O. Box 1828
                    Honolulu, Hawaii  96805
                    Attention:  President



          Managers: Ka'u Agribusiness Co., Inc. or
                    Mauna Kea Agribusiness Co., Inc.
                    c/o C. Brewer and Company, Limited
                    P. O. Box 1828
                    Honolulu, Hawaii  96805
                    Attention:  Office of the General Counsel

               c. If notice is delivered personally, service shall conclusively be deemed to have been made at the time of such delivery. If such notice is given by mail, service shall conclusively be deemed to have been made 72 hours after deposit thereof in the mail as provided for above. If such notice is given by telex, service shall conclusively be deemed to have been made 24 hours after the transmission thereof and receipt of the proper response code. Any party may change its address for the purpose of receiving notices as herein provided by a written notice given to the other party.

          10. FORCE MAJEURE. Neither of the parties hereto shall be liable or accountable to the other party for any delay in complying or any failure to comply with any of the terms, provisions or conditions of this Contract in the event that such failure shall have been caused by an act of God, strike, lockout, public enemy, war, civil commotion, riot, condemnation, judicial or governmental order or other requirements of law which directly prohibit the performance by either party of its obligations hereunder (such as, but not limited to, governmental regulations concerning the hazards of marketing or consumption of macadamia nuts other than the hazards referred to in Section 8 hereof) or the refusal or failure of any governmental office or officer to grant any permit or order necessary for compliance herewith by either party hereto, nor shall either of the parties hereto be liable or accountable to the other party for any damages arising from any such delay or failure.


                                          9.

          11. WAIVER. The failure of either party to enforce its rights upon any default on the part of the other party shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this Contract be construed to waive or to lessen the right of either party to demand performance by the other party or exercise its rights in the event of default. No provision of or default under this Contract may be waived except by a notice in writing signed by the party making the waiver. A waiver by either party of a particular default shall not be deemed to be a waiver of any other subsequent default.

          12. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Contract without the prior written consent of the other party, except that each Manager may assign this Contract to an affiliate of C. Brewer without such prior written consent and except that Owner may assign this Contract without such prior written consent in connection with any dissolution of Owner resulting from the withdrawal of MLR (or any successor general partner that is an affiliate of C. Brewer) as general partner of Owner. No consent or approval required under this Contract shall be unreasonably withheld.

          13. ARBITRATION. Except as provided in Section 8, all claims, demands, disputes, differences, controversies, disagreements and misunderstandings (hereinafter called "disputes") arising out of, or in connection with, or in relation to this Contract shall be submitted to and determined only by arbitration in the following manner: Either the Managers or Owner shall serve upon the other a written notice stating that such party desires to have the dispute reviewed by a board of three (3) arbitrators and naming the person whom such party has designated to act as an arbitrator.
Within 15 days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation and the name of the person so designated. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree upon said third arbitrator, then either arbitrator on 5 days' written notice to the other, shall apply to any Judge of the First Circuit Court of the State of Hawaii to designate and appoint said third arbitrator. If the party upon whom said request for arbitration is served shall fail to designate its arbitrator within 15 days after receipt of such notice, then the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single mutually approved arbitrator to resolve the dispute. The decision and award of a majority of the arbitrators, or of such sole arbitrator, shall be final and binding upon the parties and enforceable in accordance with the provisions of Chapter 658, Hawaii Revised Statutes, as it may from time to time be amended. The Managers and Owner shall pay one-half (1/2) of the arbitrator's fees and expenses and its own fees and expenses.

          14. AFFILIATES. As used herein, "affiliates" of each Manager shall mean C. Brewer and subsidiaries of C. Brewer.


                                         10.

          15. ENTIRE AGREEMENT. This Contract represents the entire agreement and understanding of the parties with respect to the subject matter hereof. The parties specifically acknowledge and agree that no joint venture or lease is created hereby and that neither party is hereby appointed as the agent of the other party.

          16. GOVERNING LAW. This Contract will primarily be performed in and shall be governed and construed in accordance with the laws of the State of Hawaii. Each of the parties consents to the jurisdiction of the courts of the State of Hawaii or any federal court sitting in Hawaii and agrees that Hawaii is an appropriate venue for any action that may be brought under this Contract.


                                         11.

          IN WITNESS WHEREOF, Owner and the Managers have caused this Contract to be effective as of the 1st day of January, 1998.

                                        MAUNA LOA MACADAMIA PARTNERS, L.P.

                                        By:   MAUNA LOA RESOURCES INC.,
                                              Managing General Partner

                                        By:  /s/  KENT T. LUCIEN
                                             -----------------------------

                                                                     Owner


                                        KA'U AGRIBUSINESS CO., INC.


                                        By:  /s/  J. ALAN KUGLE
                                             -----------------------------


                                        By:  /s/  W. K. TALLETT
                                             -----------------------------



                                        MAUNA KEA AGRIBUSINESS CO., INC.

                                        By:  /s/  J. ALAN KUGLE
                                             -----------------------------



                                        By:  /s/  W. K. TALLETT
                                             -----------------------------

                                                                  Managers


                                         12.

                                      SCHEDULE A

                         Description of New Orchards at Ka'u

          The New Orchards at Ka'u consist of (i) an ownership interest in the trees consisting of approximately 327 tree acres of macadamia orchards and a leasehold interest in the approximately 528 gross acres of underlying land, which land consists of the parcel or parcels of property described as the "MLO Area" in that certain Co-Ownership and Partition Agreement dated effective July 1, 1989 by and between Mauna Loa Orchards, L.P. ("MLO") and Ka'u Agribusiness and (ii) a leasehold interest in the trees constituting approximately 387 tree acres of macadamia orchards and in approximately 896 gross acres of underlying land, which land consists of (a) the parcel or parcels of property described as the "MLO Area" in that certain Co-Ownership and Partition Agreement dated effective July 1, 1989 among MLO, Mauna Loa and Ka'u Agribusiness, (b) the parcel or parcels of property described as the "MLO Area" in that certain Co-Ownership and Partition Agreement dated effective July 1, 1989 between MLO and Ka'u Agribusiness, (c) the parcel or parcels of property described in that certain Bill of Sale dated as of July 1, 1989 from Mauna Loa to MLO and (d) the parcel or parcels or property described as the "Hughes Area" in that certain Use Agreement dated December 7, 1980, as amended, by and between Richard L. Hughes and Ka'u Sugar Company, Inc.


                       Description of New Orchards at Mauna Kea

          The New Orchards at Mauna Kea consist of an ownership interest in the trees constituting approximately 326 tree acres of macadamia orchards and a leasehold interest in the approximately 584 gross acres of underlying land, which land consists of the parcel or parcels of property described as the "MLO Area" in that certain Co-Ownership and Partition Agreement dated effective July 1, 1989 between MLO and Mauna Kea Agribusiness.


                         Description of New Orchards at Keaau

                              (attached as Schedule A-1)

                                      SCHEDULE B
                        COST CENTERS AND OVERHEAD ALLOCATIONS

     1.   DIRECT COST CENTERS.

          Manager has established the following cost centers with respect to direct costs of labor, equipment use, materials, and contract services. Other direct cost centers may be established for future direct operations.

          Pest Control
          Pruning
          Bracing and Replanting
          Field Repair and Maintenance
          Weed Control
          Fertilizing
          Other Field Operations
          Irrigation
          Water Delivery
          Preparation for Harvesting
          Manual Harvesting
          Shake Harvesting
          Shovel Harvesting
          Mechanical Harvesting
          Storm Damage Repair
          Husking
          Transportation

     2.   OVERHEAD COST CENTERS.

          Manager has established the following cost centers with respect to overhead costs related to labor, equipment, materials, contract services, and fixed charges. Other overhead cost centers may be established for future operations. The costs applicable to these cost centers will be determined prior to recovery from any third party.

          a.   Agricultural Employee Benefits

          b.   General Field Overhead
               Agricultural Research
               Agricultural Warehousing
               Unabsorbed Garage Overhead
               Nursery

          c.   Administrative Overhead


     3.   ALLOCATION OF OVERHEAD COSTS.

          a.   Overhead costs for agricultural employee benefits of Manager in
(2)(a) above will be allocated on the basis of the labor dollars charged to the direct cost centers for all of Manager's macadamia operations.

          b. Overhead costs of the items in (2)(b) above, with the exception of tree insurance, property tax costs and orchard amortization which are identifiable with specific orchards, will be allocated on the basis of the total dollars charged to the direct cost centers, including allocated charges for employee benefits (as computed per (3)(a) above) for all of such Manager's macadamia operations.

          c. Administrative overhead costs in (2)(c) above will be allocated on the basis of the total dollars charges to the direct cost centers, including allocated charges for employee benefits (as computed per (3)(a) above) and overhead costs (as computed per (3)(b) above) for all of Manager's macadamia operations.

          d. For (3)(a), (3)(b), (3)(c) above, Manager will charge Owner the proportionate share applicable to the Orchards which will be made on the basis of the dollars charged to its direct cost centers, as defined separately in
(3)(a), (3)(b), (3)(c) above, in relation to the total dollars charged to such direct cost centers for all macadamia orchards Manager is farming during Manager's fiscal year. An example, which is not based on actual figures, is shown below to illustrate the described allocation procedure.


                                                                       All Other
                                                                       Macadamia
                                                              Owner's  Orchards
                                                     Total    Orchard  Farmed by
                                                     -----    -------   Manager
                                                                        -------
Direct Costs Per (2)(a)                           $  5,000   $ 1,300   $ 3,700
Including Labor $                                    3,000       600     2,400
Allocation % Per (2)(a)                               100%       20%       80%
Allocation of Fringe Benefits                        1,000       200       800
                                                  --------   -------   -------

Direct Costs & Fringe Benefits                       6,000     1,500     4,500
Allocation % Per (3)(b)                               100%       25%       75%
Allocation of Overhead Costs                         1,200       300       900
                                                  --------   -------   -------

Direct Costs and Fringe Benefits & Overhead Costs    7,200     1,800     5,400
Allocation % Per (3)(c)                               100%       25%       75%
Allocation of Administrative Overhead Costs            300        75       225
                                                  --------   -------   -------

Total Costs Per (3)(a), (b) & (c) Allocation      $  7,500   $ 1,875   $ 5,625
                                                  ========   =======   =======


          4.   COMPUTATION OF EQUIPMENT CAPITAL RECOVERY COSTS.

          The equipment capital recovery cost, which is determined monthly by multiplying the total net book value of Manager's farming, harvesting and husking equipment at the end of each of Manager's monthly accounting periods by 9% per annum, will be allocated to the Orchards managed by such Manager on the basis of the equipment dollars charged each month to the direct cost centers (see (1) above) for the Orchards relation to the total equipment dollars charged each month to such direct cost centers for all macadamia orchards Manager is farming for the monthly accounting period then ended. An example, which is not based on actual figures, is shown below to illustrate the described allocation procedure.


  Net Book Value of
  Manager's Farming
   Equipment at          9% Per Annum                Equipment Capital Recovery
Accounting Month End     ------------              Cost for the Accounting Month
--------------------                               -----------------------------
         $2,000        x     .75%           =                    $15





                                          3.

                                                              Owner's  All Other
                                                     Total    Orchard  Macadamia
                                                     -----    -------  Orchards
                                                                       Farmed by
                                                                        Manager
                                                                        -------

Equipment $ in (1) for the month                    $  140   $    35   $   105

Allocation % Per (4)                                  100%       25%       75%

Allocation of Equipment Capital Recovery Costs      $   15   $  3.75   $ 11.25
                                                    ======   =======   =======


                                          4.

                                      SCHEDULE C

                 CALCULATION OF GROSS PROFIT FROM FARMING OPERATIONS


     The Farming Fee is two and one-half percent (2.5%) of the gross profit from the farming operations of the Partnership ("Gross Profit from Farming Operations"), attributable to the New Orchards. The formula for calculating Gross Profit from Farming Operations is:

          Gross Revenues from Farming Operations
     -    Gross Expenses from Farming Operations
          --------------------------------------
     =    Gross Profit from Farming Operations

Set forth below are the terms and definitions related to that calculation.

Agribusiness Companies   AGRIBUSINESS COMPANIES includes Ka'u Agribusiness Co.,
                         Inc. and Mauna Kea Agribusiness Co., Inc.

Capital Transaction      CAPITAL TRANSACTION means a sale, condemnation,
                         exchange, or other disposition (or series of related dispositions) of assets, other than in the ordinary course of business, with a fair market value in excess of 10% of the fair market value of all assets of the Partnership, as determined by the Managing Partner utilizing such reasonable valuation methods as it deems appropriate. In the event the proceeds of any Capital
                         Transaction are to be paid in more than one installment, then each such installment shall be treated as a separate Capital Transaction for purposes of this Contract and this Schedule, except for the purpose of determining whether more than 10% of the Partnership assets have been disposed of. "Capital
                         Transaction" shall not include a deemed transfer


                                          1.

                         of the Partnership's assets and liabilities to the Partnership, as a new partnership, upon a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code and Section 1.708-1(b)(1)(ii) and (iv) of the Treasury Regulations, as in effect for terminations occurring on or after May 9, 1997.

Farming Contracts        FARMING CONTRACTS includes Original June 1986 Farming
                         Contract, Original December 1986 Farming Contract, New
                         Farming Contract, and Lot X Farming Contract.

Farming Fees             FARMING FEES means fees payable to the Agribusiness
                         Companies pursuant to the Farming Contracts.

Farming Operations       FARMING OPERATIONS includes the (i) acquisition,
                         ownership, management, operation, development, leasing, sale, and disposition of macadamia orchard properties and the sale or other disposition of macadamia nuts grown on such properties; and (ii) anything incidental to the foregoing.

Gross Expenses from
Farming Operations       GROSS EXPENSES FROM FARMING OPERATIONS means all
                         expenditures of the Partnership, computed by the accrual method of accounting, whether incurred directly or indirectly, with respect to the Partnership's
                         Farming Operations during the relevant period, including: (i) farming and husking costs (including costs and equipment utilization charges payable to the


                                          2.

                         Agribusiness Companies under the Farming Contracts),
                         (ii) lease rents, real property tax, and insurance (including without limitation orchard insurance), (iii) gross excise tax on Gross Revenues from Farming Operations, and (iv) reserves established for potential expenditures attributable to Farming Operations. Gross Expenses from Farming Operations does not include (i) payments of principal and interest on indebtedness of the Partnership, (ii) general and administrative expenses (including without limitation a Management
                         Fee), (iii) capital expenditures of the Partnership,
                         (iv) depreciation or amortization, (v) expenditures in connection with a Capital Transaction, or (vi) Farming Fees.

Gross Revenues from
Farming Operations       GROSS REVENUES FROM FARMING OPERATIONS means all
                         receipts of the Partnership attributable to Farming
                         Operations, computed by the accrual method of accounting, including: (i) revenues payable by Mauna
                         Loa under Nut Purchase Contracts and (ii) cash amounts released from reserves established for Gross Expenses from Farming Operations. Gross Revenues from Farming
                         Operations does not include (i) interest income, (ii) loan proceeds, (iii) net recoveries under insurance policies, (iv) other net receipts representing a recovery for the loss or destruction of Partnership assets, (v) proceeds of a Capital


                                          3.

                         Transaction, or (vi) capital contributions to the Partnership.

Lot X Orchard            LOT X ORCHARD means that macadamia nut orchard,
                         commonly known as Lot X, consisting of 78.44 tree acres of mature trees in Keaau, Hawaii County, Hawaii.

Lot X Farming
Contract LOT X FARMING CONTRACT means that farming contract originally dated September 15, 1983, between Keaau Macadamia X Corporation (assigned by indenture dated August 31, 1991 to the Partnership) and Mauna Loa (assigned to Ka'u Agribusiness Co., Inc. on December 5,
                         1997), under which the Lot X Orchard will be farmed, the term of which was extended until December 31, 2006 by that Assignment and Extension of Farming Contract by and among the Partnership, Mauna Loa, and Ka'u Agribusiness Co., Inc.

Lot X Nut Purchase
Contract LOT X NUT PURCHASE CONTRACT is that contract under which the Partnership will sell all of the macadamia nuts produced from the Lot X Orchard to Mauna Loa.

Management Fee           MANAGEMENT FEE means the fee paid to the Managing
                         Partner pursuant to Section 4.1 of the Agreement of Limited Partnership of Mauna Loa Macadamia Partners,
                         L.P., amended and restated as of October 12, 1989.


                                          4.

Managing Partner         MANAGING PARTNER means the managing general partner of
                         the Partnership, Mauna Loa Resources Inc., a Hawaii corporation, or its successor as managing general partner of the Partnership.

Mauna Loa                MAUNA LOA means Mauna Loa Macadamia Nut Corporation, a
                         Hawaii corporation.

New Farming Contract     NEW FARMING CONTRACT means that 30-year contract, under
                         which the Agribusiness Companies farm the New Orchards, which contract commenced on October 1, 1989 and will continue until June 30, 2019.

New Ka'u Orchards        NEW KA'U ORCHARDS is defined in the New Farming
                         Contract and described in Schedule A attached to the New Farming Contract.

New Keaau Orchards       NEW KEAAU ORCHARDS is defined in the New Farming
                         Contract, described in Schedule A-1 attached to the New
                         Farming Contract.

New Mauna Kea
Orchards NEW MAUNA KEA ORCHARDS is defined in the New Farming Contract and described in Schedule A attached to the New Farming Contract.

New Orchards             NEW ORCHARDS is defined in this Contract.  New Orchards
                         include New Ka'u Orchards, New Mauna Kea Orchards, and
                         New Keaau Orchards.



                                          5.

New Nut Purchase
Contract NEW NUT PURCHASE CONTRACT means that contract under which the Partnership will sell all of the macadamia nuts produced from the New Orchards to Mauna Loa under a 30-year nut purchase contract that commenced in 1989.

Nut Purchase Contracts   NUT PURCHASE CONTRACTS includes the Original Nut
                         Purchase Contracts, the New Nut Purchase Contract, and the Lot X Nut Purchase Contract.

Original December 1986
Farming Contract         ORIGINAL DECEMBER 1986 FARMING CONTRACT means that
                         20-year contract (as amended and restated) under which Ka'u Agribusiness Co., Inc. farms the Original December
                         1986 Orchards, which contract commenced in December
                         1986 and will continue until December 31, 2006.

Original June 1986
Farming Contract         ORIGINAL JUNE 1986 FARMING CONTRACT means that 20-year
                         contract (as amended and restated) under which Ka'u
                         Agribusiness Co., Inc. farms the Original June 1986
                         Orchards, which contract commenced in June 1986 and will continue until December 31, 2006.



Original Nut Purchase
Contracts                ORIGINAL NUT PURCHASE CONTRACTS means those contracts
                         under which the Partnership will sell all of the macadamia nuts produced from the


                                          6.

                         Original Orchards to Mauna Loa under two 20-year nut purchase contracts that commenced in 1986.

Original Orchards        ORIGINAL ORCHARDS includes Original June 1986 Orchards
                         and Original December 1986 Orchards.

Original June 1986
Orchards ORIGINAL JUNE 1986 ORCHARDS means the approximately 2,423 tree acres of macadamia orchards commonly known as Keaau Lot VIII, By Dickes and Ka'u Sisal, which the Partnership acquired in June 1986 from Mauna Loa and one of its affiliates. Those orchards are described in and covered by the June 12, 1986 Farming Contract between the Partnership, Mauna Loa, and Ka'u Agribusiness Co., Inc.

Original December
1986 Orchards            ORIGINAL DECEMBER 1986 ORCHARDS means the approximately
                         266 tree acres of macadamia orchards in which the Partnership acquired certain interests (ownership interests in the macadamia trees and leasehold interests in the underlying land) in December 1986 from Ka'u Agribusiness Co., Inc. Those orchards are described in and covered by the December 22, 1986
                         Farming Contract between the Partnership and Ka'u
                         Agribusiness Co., Inc.


                                          7.